UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2015

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2015, the Board of Directors of United Online, Inc. (the “Company”) appointed Shahir Fakiri as the Company’s Senior Vice President and General Manager, Communications and MyPoints, effective as of March 10, 2015.  Mr. Fakiri, age 39, has served as the Senior Vice President, General Manager of MyPoints.com, Inc., a Company subsidiary and loyalty marketing service provider, from January 2014 to the present, and before that, as Senior Vice President, Chief Marketing Officer of MyPoints.com, Inc. from July 2013 to December 2013. Prior to that, he held the position of Chief Executive Officer of Line2, Inc., a VoIP application provider that enables mobile devices to manage two separate phone lines on the same device, from June 2011 to July 2013.  Prior to his position at Line2, Inc., Mr. Fakiri was Vice President of Consumer Marketing for MyPoints.com, Inc., serving in this capacity from September 2006 until June 2011.

In connection with his appointment as Senior Vice President and General Manager, Communications and MyPoints, the Company and Mr. Fakiri entered into an amended and restated offer letter, effective as of March 10, 2015 (the “Offer Letter”). The key provisions of the Offer Letter are as follows: (i) Mr. Fakiri’s annual base salary will be $375,000 per year, and (ii) Mr. Fakiri will be eligible to receive an annual bonus award, the target value of which, for the 2015 performance year, will be 60% of his base salary, subject to the terms of the bonus plan maintained by the Company (including any applicable performance goals) and pro-rated for the 2015 performance year.  In addition, Mr. Fakiri will be eligible to receive annual long-term equity incentive grants, subject to approval of the Compensation Committee of the Board of Directors and the terms of the Company’s applicable equity incentive compensation plan.

The foregoing description of the terms of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2015	UNITED ONLINE, INC.

	By:	/s/ Francis Lobo
Francis Lobo
President and Chief Executive Officer